UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2006

WMS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2006, WMS Industries Inc. (the “Corporation”) entered into an unsecured $100 million Credit Agreement, dated as of that date, with JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger, LaSalle Bank National Association, as Syndication Agent and Bank of America, N.A., as Documentation Agent (the “Credit Agreement”). The maturity date is December 31, 2009.

The Credit Agreement provides for a $100 million credit facility with the ability to expand the line to $125 million from the existing lenders willing to increase their commitments or from additional lenders with the consent of the Administrative Agent. Up to $10,000,000 of the credit facility is available for the issuance of letters of credit and up to $10,000,000 is available for same-day borrowings from JPMorgan Chase Bank, N.A., in its capacity as the swingline lender.

The Credit Agreement provides for interest rates and facilities fees to be based on a credit grid calculated by reference to the ratio of the Corporation’s consolidated senior indebtedness to consolidated EBITDA. The interest rate for base rate loans is the greater of (a) the prime rate, (b) CD rates plus 1% or (c) federal funds rate plus ½% (all as defined in the Credit Agreement); for eurodollar loans the interest rate is LIBO plus 1.00% to 1.75% and the commitment fee rate is .15% up to .3% of unborrowed commitments.

The Corporation’s obligations under the Credit Agreement are guaranteed by the following U.S. subsidiaries of the Corporation: WMS Gaming Inc., Williams Electronics Games, Inc. and WMS Finance Inc.

The Credit Agreement requires the Corporation to maintain the following financial covenants (1) the ratio, determined as of the end of each of its fiscal quarters for the four fiscal quarter period ended on such date, of (a) Consolidated EBIT (as defined in the Credit Agreement) to (b) Consolidated Interest Expense (as defined in the Credit Agreement) to be less than 2.50 to 1.0 and (2) the ratio of Consolidated Indebtedness (as defined in the Credit Agreement) as of such date to (ii) Consolidated EBITDA (as defined in the Credit Agreement) for the four fiscal quarter period ended on such date to be greater than (A) with respect to any fiscal quarter ending on or before March 31, 2008, 3.50 to 1.0, and (B) with respect to any fiscal quarter thereafter, 3.25 to 1.00.

The Credit Agreement also contains covenants that, subject to specified exceptions, restrict the Corporation’s and its subsidiaries’ ability to, among other things, incur additional debt, guaranty debt or enter into swap agreements; incur liens; change the nature of its business; merge with or acquire other companies, liquidate or dissolve; and sell, transfer, lease or dispose of all or substantially all of its assets.

Upon the occurrence of an event of default (and the expiration of any applicable grace or cure periods), under the Credit Agreement, the lenders may cease making loans, terminate the Credit Agreement, and declare all amounts outstanding to be immediately due and payable. As defined in the Credit Agreement, events of default include, among other things, the failure to make timely principal and interest payments or to satisfy the loan covenants, including the financial covenants described above, insolvency, bankruptcy and any revocation of a material gaming license. A change of control (as defined in the Credit Agreement) of the Corporation would be an event of default under the Credit Agreement.

The Credit Agreement replaces a $50,000,000 unsecured Note, dated as of October 4, 2005, to the order of LaSalle Bank National Association (the “LaSalle Note”). The LaSalle Note, which was scheduled to expire on May 9, 2006, was terminated upon the execution of the Credit Agreement. The Corporation has no immediate plans to make any borrowings under the Credit Agreement.

The entire text of the Credit Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The Corporation’s $50,000,000 unsecured revolving credit facility with LaSalle Bank National Association evidenced by the LaSalle Note, defined in Item 1.01 above, was terminated on May 1, 2006 with the entry into the Credit Agreement described in Item 1.01 above. Aside from some letters of credit that continue to remain outstanding, there were no borrowings outstanding under the LaSalle Note at the time of termination.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)   Exhibits

Exhibits	Description
10.1
$100 million Credit Agreement (the “Credit Agreement”), dated May 1, 2006, between the Corporation with JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger, LaSalle Bank National Association, as Syndication Agent and Bank of America, N.A., as Documentation Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS INDUSTRIES INC.

Date: May 5, 2006	/s/ Kathleen McJohn
Kathleen McJohn Vice President, General Counsel and Secretary

Exhibit Index

Exhibits	Description
10.1
$100 million Credit Agreement (the “Credit Agreement”), dated May 1, 2006, between the Corporation with JPMorgan Chase Bank, N.A., as Administrative Agent, Bank of America, N.A., J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger, LaSalle Bank National Association, as Syndication Agent and Bank of America, N.A., as Documentation Agent.